Micro-Integration Corp. and Subsidiaries
         Exhibit 11.1 - Statement re: Computation of Earnings Per Share


                                               Three months ended                Six months ended
                                                  September 30                      September 30
                                            1996                1995          1996                1995
                                            ----                ----          ----                ----
                                           (thousands except per share)    (thousands except per share)
                                                   (unaudited)                     (unaudited)

Average shares outstanding                    2,397           2,423           2,397           2,423

Net effect of dilutive stock options
 based on the treasury stock method
 using average market price                       0               0               0               0
                                            -------         -------         -------         -------

Total                                         2,397           2,423           2,397           2,423
                                            =======         =======         =======         =======

Net Loss                                    $  (187)        $  (111)        $  (144)        $  (823)
                                            =======         =======         =======         =======

Per share amount                            $ (0.08)        $ (0.05)        $ (0.06)        $ (0.34)
                                            =======         =======         =======         =======


Note: Fully diluted earnings per share equals primary earnings per share.